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                                                                    EXHIBIT 3.20


                          GENERAL PARTNERSHIP AGREEMENT

                                       OF

                         HILL CREST HOSPITAL PARTNERSHIP

         AGREEMENT made and entered into as of this the 26th day of January, 1984, between Amisub (Hill Crest), Inc. ("AMISUB"), an Alabama corporation and a wholly owned subsidiary of American Medical International, Inc. ("AMI"), a Delaware corporation, and H.C. Corporation ("H.C."), an Alabama corporation and a wholly owned subsidiary of Healthcare Services of America, Inc. ("HSA"), a Delaware corporation, the said AMISUB and H.C. being herein referred to as the Partners.

                              W I T N E S S E T H:

         WHEREAS, THE Partners desire to form a general partnership (the "Partnership") under the Alabama Partnership Act (Acts 1971, No. 1513, p. 2609, herein called the "Act") and to enter into a written partnership agreement; and,

         WHEREAS, the Partnership desires to acquire from H.C. all of the rights, title and interest in and to the assets, including the psychiatric hospital facility (herein called Hill Crest Hospital) of Hill Crest Foundation, Inc. (the "Foundation"), an Alabama non-profit corporation, which H.C. acquired from the Foundation pursuant to that certain BUSINESS ASSETS PURCHASE AGREEMENT, dated November 15, 1983, between Hill Crest Foundation, Inc. and H.C.; and,


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         WHEREAS, the Partnership desires to operate Hill Crest Hospital now owned and managed by Hill Crest Foundation, Inc.;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the parties agree as follows:

                                    ARTICLE I

                        FORMATION OF GENERAL PARTNERSHIP

         The Partners hereby form a general partnership and agree to be partners for the purpose of acquiring, developing, and managing Hill Crest Hospital as a psychiatric hospital, and alcohol and drug abuse treatment facility.

                                   ARTICLE II

                                    PARTNERS

         The names and addresses of the Partners are as follows:

         NAME                                          ADDRESS
         ----                                          -------

Amisub (Hill Crest), Inc.              c/o American Medical International, Inc.
                                       414 North Camden Drive
                                       Beverly Hills, California  90210

H.C. Corporation, Inc.                 c/o Healthcare Services of America, Inc.
                                       Park Place Towers
                                       2001 Park Place
                                       Birmingham, Alabama  35203

                                   ARTICLE III

                               NAME OF PARTNERSHIP

         The name of this partnership shall be H. C. Partnership (the "Partnership").


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                                   ARTICLE IV

                                PLACE OF BUSINESS

         The principal place of business of the Partnership will be located at Hill Crest Hospital, 6869 South 5th Avenue, Birmingham, Alabama 35212.

                                    ARTICLE V

                             DURATION OF PARTNERSHIP

         The Partnership shall commence on the date first above written and shall continue until termination as provided for herein or otherwise in accordance with applicable provisions of the Act.

                                   ARTICLE VI

                              PARTNERSHIP INTERESTS

         The Partners agree to share equally in the profits and losses, and in the property of the Partnership.

         Capital shall be contributed by the Partners as required, in the minimum amount of One Million Dollars ($1,000,000) each.

                                   ARTICLE VII

                          MANAGEMENT OF THE PARTNERSHIP

         1. (a) Board of Governors. There hereby is created the Hill Crest Hospital Board of Governors (the "Board") to consist of not less than eight (8) individual persons comprised of three (3) members to be designated by AMISUB, three (3) members to be designated by H.C., and during the period of five (5) years commencing with the date first above written, two (2) members, one of which shall


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be from the medical staff of Hill Crest Hospital, to be designated from the
Board of Trustees, as composed on the date first above written, of Hill Crest Foundation, Inc.

         The Board shall act in accordance with by-laws prepared and approved by the Partners, which may be modified or amended from time to time by the Partners.

         Thomas C. Najjar, Jr. shall be one of the members designated by H.C., and AMISUB and H.C. agree the said Thomas C. Najjar, Jr. will serve as Chairman of the Board.

         The Board shall advise with the Partners concerning all aspects of the management of Hill Crest Hospital.

                  (b) Executive Committee. From time to time, AMISUB will designate two (2) of the members of the Board and H.C. will designate two (2) of the members of the Board, said two or more persons to act as agents of the Partners and to constitute the Executive Committee of the Board. The Executive Committee shall direct the business and affairs of the Partnership. In case of a tie vote as to any matter before the Board Executive Committee, an Executive Committee interim member designated by action of the Executive Committee of AMI, after HSA has presented to the AMI Executive Committee the HSA view of the matter giving rise to the tie vote, shall be designated and shall have the deciding vote. Such AMI designee will resign from the Executive Committee of the Board immediately after exercising such vote and will not be allowed to vote on any issues other than those which have previously resulted in a tie.


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                  (c) Executive Director. AMISUB and H.C. shall, together,
designate an Executive Director of Hill Crest Hospital. The Executive Director shall manage the day to day operations of Hill Crest Hospital under the direction of the Executive Committee of the Board.

         2. The Partnership, upon joint approval of the Partners, is authorized to pay compensation to the Partners, or to either of the Partners, for services rendered to the Partnership.

         3. The Partners agree the fundamental principle of the Partnership is that Hill Crest Hospital will be operated for the best interests of Hill Crest Hospital and not for the benefit of either of the Partners, except for the financial return on the capital investment of the Partners and to maximize the said return on investment.

                                  ARTICLE VIII

                                   ASSIGNMENT

         1. During the period of five years commencing with the date first above written, neither Partner shall sell, assign, hypothecate, or otherwise dispose of its interest in the Partnership except to the other Partner on terms acceptable to both Partners. Notwithstanding the foregoing, during such five year period, HSA, with the prior approval, in writing, of AMI, may sell, assign, hypothecate, or otherwise dispose of its respective interest in the Partnership to a third party, provided the rights of such third party as a Partner are subject and subordinate to the rights of AMI in the Partnership and provided AMI approves any purchase in advance in



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writing. As soon as practicable after the end of such five year period, AMI agrees to purchase the Partnership interest of H.C. at an aggregate price, payable in cash, determined as follows, provided, said price shall not be less than the total net cash investment (net of distributions and other returns of capital of H.C.) in the Partnership interest of H.C.: MULTIPLY (x) an amount equal to the aggregate earnings of the Partnership allocable to H.C. for the most recent 12 month accounting period, with such earnings restated downward to the amount they would be if they were corporate earnings subject to federal and state taxes, by (y) the average price to earnings ratio of AMI common stock, as reported in The Wall Street Journal, during the 24 month period immediately preceding the date of such determination; and, SUBTRACT (z) an amount equal to 25% of the product thus obtained.

         2. In recognition of the fact that AMI and HSA have jointly and severally guaranteed the $12.5 million loan obtained by the Partnership from Bank of America, in the event that either or both AMI or HSA is required to make any payment pursuant to that guarantee obligation or otherwise make additional contributions to the capital of the Partnership then AMI and HSA shall make equal payment of such amount, pari passu. Failure by either HSA or AMI to pay its required on-half share of such amount shall constitute a forfeiture of such party's interest in the Partnership to the contributing party, with no consideration or other payment due therefore, and the partnership arrangement created hereby shall thereupon terminate.


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         3. This agreement shall inure to the benefit of, and be binding upon the parties hereto and upon their respective successors and assigns.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall be deemed to constitute but one and the same instrument.


















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         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals on the day and year first above written.

                                         AMISUB (Hill Crest), Inc.

                                         By: /s/ E. Jeffrey Taylor
                                             -----------------------------------
                                             Its: Vice President

Attest:

-----------------------------------
Its

                                         H.C. CORPORATION

                                         By: /s/ Charles A. Speir
                                             -----------------------------------
                                             Its: President

Attest:

/s/ Ann D. Jacobs
-----------------------------------
Its: Assistant Secretary

                                         AMERICAN MEDICAL INTERNATIONAL, INC.

                                         By: /s/ Thomas T. Schleck
                                             -----------------------------------
                                             Its: Treasurer

                                         HEALTHCARE SERVICES OF AMERICA, INC.


                                         By: /s/ Charles A. Speir
                                             -----------------------------------
                                             Its: President





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